UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

FIRST PACTRUST BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 236-5211

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On May 31, 2013, First PacTrust Bancorp, Inc.’s (the “Company”) wholly-owned subsidiary, Pacific Trust Bank FSB (the “Bank”), entered into a definitive agreement with AmericanWest Bank, a Washington state chartered bank (“AWB”), pursuant to which the Bank has agreed to sell eight branches and related assets and deposit liabilities to AWB (the “Agreement”).

The branches that are being sold are located in the following Southern California cities and counties:

(a)	Riverside County: Riverside (two branches) and Temecula (one branch),

(b)	San Diego County: Chula Vista (two branches), El Cajon (one branch) and San Diego (one branch located in Clairemont), and

(c)	Los Angeles County: Lakewood (one branch).

At the close of the transactions contemplated by the Agreement, AWB will assume certain of the liabilities and obligations of the branches, and the Bank will sell and transfer to AWB certain real property for three of the branch locations that are owned by the Bank, as well as leasehold interests for the other five of the branch locations, together with furniture, fixtures and equipment.

At the close, the Bank will receive the following overall purchase price: (i) a deposit premium generally calculated as 2.3% of the average daily deposit balance of the assumed deposit accounts, subject to certain exclusions and exceptions as described in the Agreement, (ii) $5.8 million for the purchase of the three owned branches and (iii) $0.5 million for furniture, fixtures and equipment.  The Agreement targets an October 4, 2013 closing date, subject to obtaining regulatory approval and satisfaction of other conditions to closing set forth in the Agreement.

The Agreement includes standard representations, warranties and covenants, including a non-solicitation covenant by the Bank prohibiting the hiring of employees at the branches being acquired by AWB for a period of one year after the date of closing.  Additionally, the Agreement also provides that for a period of one year after the date of closing, the Bank will not open any new or relocate any existing branch office that accepts deposits within a three mile radius of any of the eight branches being acquired by AWB, subject to certain exceptions and conditions, including an exception that this limitation will not apply if the Bank acquires any entity that has existing branches within these areas.

The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01     Regulation FD Disclosure

The Company will be conducting investor presentations about this transaction beginning June 3, 2013, and will be hosting a conference call on Monday, June 3, 2013 at Noon ET (9:00 a.m. PT) to discuss this transaction.  All interested parties are invited to join the call at (866) 503-8728.

A copy of the presentation materials is attached to this Current Report on Form 8-K as Exhibit 99.1 and is being furnished (not filed) pursuant to the Item 9.01 explanatory note.

Item 8.01     Other Events.

On June 3, 2013, the Company issued a joint press release with AWB announcing the Agreement between the Bank and AWB regarding the sale of eight of the Bank’s branches.  A copy of the joint press release is attached as Exhibit 99.2 to this report and incorporated herein by reference.

As stated in Item 7.01 above, the Company will be hosting a conference call on Monday, June 3, 2013 at Noon ET (9:00 a.m. PT) to discuss this transaction.  All interested parties are invited to join the call at (866) 503-8728.

Item 9.01     Financial Statements and Exhibits.

See Exhibit Index.

In accordance with General Instruction B.2 of Form 8-K, the information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PACTRUST BANCORP, INC.

Date: June 3, 2013	By:	/s/ Richard Herrin
Richard Herrin
Executive Vice President, Chief Administrative Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
EX-10.1	Agreement to Assume Liabilities and to Acquire Assets of Branch Banking Officers dated as of May 31, 2013 Pacific Trust Bank and AmericanWest Bank.
EX – 99.1	Investor presentation materials (furnished, not filed).
EX – 99.2	Joint Press Release of First PacTrust Bancorp, Inc. and AmericanWest Bank dated June 3, 2013.